UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 26, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



            STATE OF DELAWARE                  1-143           38-0572515
            -----------------                  -----           ----------
        (State or other jurisdiction of     (Commission     (I.R.S. Employer
        Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                 48265-3000
      -----------------------------------------                 ----------
      (Address of Principal Executive Offices)                  (Zip Code)



      Registrant's telephone number, including area code (313) 556-5000
                                                         --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ } Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR
    240.14a-12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On Monday, June 26, 2006, General Motors Corporation (GM) issued the following press release:

35,000 GM Hourly Employees Participate in Attrition Program

Important Milestone in GMNA Turnaround


DETROIT - General Motors Corp. (NYSE: GM) took another important step today in the turnaround of its North American operations, announcing that approximately 35,000 hourly employees (33,800 UAW-represented and 1,200 IUE-CWA-represented) have agreed to participate in the accelerated attrition program.

Coupled with the hourly workforce reduction of 6,500 in 2005 and estimated replacements, including Delphi flowbacks, GM expects to reach its target of reducing 30,000 manufacturing jobs by Jan. 1, 2007, about two years ahead of the previously announced schedule.

"Over the past several months, we have accomplished a great deal in our strategy to reshape GM into a company that is more nimble, more global and built for long-term success," said GM Chairman and Chief Executive Officer Rick Wagoner. "These moves have given us a fast start toward achieving our stated objective of reducing GM's global structural cost from approximately 34 percent of revenue in 2005, to 25 percent of revenue by 2010, and setting us up to be successful for years to come."

In the last year, GM has been aggressively implementing its North American turnaround plan. Some of the major actions taken includes the health-care agreement with the UAW and the IUE-CWA; the manufacturing capacity plan; changes to U.S. salaried health-care and pension plans; a complete overhaul of GM's marketing strategy; and accelerated launches of key new product entries and technologies.

The accelerated attrition program was announced in March and offered to 109,000 UAW-represented hourly employees and 3,800 IUE-CWA-represented employees at GM's manufacturing operations in the United States. The program ended at midnight June 23. Employees who signed up that day have seven days after signing up (no later than midnight June 30) to opt out of their retirement or buyout.

Based on preliminary numbers, approximately 4,600 of the participating employees accepted buyouts and approximately 30,400 chose to retire. It is expected that most will retire or leave the company by the end of the year. These numbers do not include Delphi employees who are participating in similar attrition programs.

In addition, the JOBS Bank will be substantially reduced as employees from the Bank retire, take a buy-out or fill openings created by the attrition program. These moves will be coordinated by GM and the UAW, working through national and local agreements.

As a result of the success of the accelerated attrition program, GM is again increasing its targeted reduction in structural costs in North America to at least $8 billion from $7 billion on an average running rate basis by the end of 2006. Approximately $5 billion in savings is expected to be realized in 2006. The additional cost reduction of at least $1 billion, largely cash savings, will bring expected total annual cash savings from structural cost reductions to $5 billion. Structural costs, such as the cost of unionized employees, are those costs that do not vary with production and include all costs other than material, freight, and policy and warranty costs.

GM expects to take a net after-tax charge currently estimated in the range of $3.8 billion related to the attrition program, primarily for payments to employees and for the effect of the re-measurement of both GM's U.S. pension liabilities and other post-employment benefits (OPEB) liabilities. This charge includes a revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions.

The amount of this charge is subject to further review based on such factors as the demographics of the employees accepting the retirement offer. Most of the above-noted charge will be included in second-quarter financial results. GM will provide final estimates and additional financial details when it releases second quarter results next month.

The attrition program also represents another step in reaching a consensual agreement with Delphi, the UAW and the IUE-CWA in connection with the Delphi restructuring.

Wagoner recognized UAW leadership's role in the success of this attrition program. "We appreciate the UAW's steady support in working with us as we make the necessary moves to restructure GM North America for long-term success," he said.

Wagoner also thanked the IUE-CWA and GM's other unions for their support. He noted: "By working together with our unions, we can come to solutions to challenging issues that are fair to both our employees and other important constituents."

He also recognized GM employees' role in the turnaround efforts.

"Consideration of the attrition program was an important decision for every worker and his or her family," Wagoner said. "For those employees who chose to retire from or leave the company, I want to thank them for their contributions over the years. For those who decided to stay, I look forward to their continued commitment to building great cars and trucks."

Detailed plans are in place to ensure a smooth transition in GM manufacturing plants. Employees who chose to leave the company will retire or leave no later than Jan. 1, 2007. GM will use temporary employees as necessary while permanent replacements are put in place. All temporary, relocated, and Delphi flow-back workers will receive extensive training to maintain GM's safety leadership and strong quality performance.

"I have said before that our goal in restructuring the company is not just to change GM's bottom line from red to black," Wagoner said. "Our goal is to structure GM for sustained profitability and growth ... to set us up to be successful for years to come in an ever-more competitive global auto industry.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005,
9.17 million GM cars and trucks were sold globally under the following brands:
Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM operates one of the world's leading finance companies, GMAC Financial Services, which offers automotive, residential and commercial financing and insurance. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Forward-Looking Statements

      In this report and in related comments by General Motors management, the use of the words "anticipate," "intend," "estimate," "seek," "may," "would," "could," "should," "believe," or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but they are not guarantees of any events or financial results, and GM's actual results may differ materially due to a variety of important factors. Among other items, these factors include: changes in the legal interpretations of the UAW-GM-Delphi Special Attrition Program Agreement; final determination of the number and seniority of participants in the accelerated attrition program; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could result in an impact on earnings; the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and the accelerated attrition program and to implement capital expenditures at levels and times planned by management; costs and risks associated with litigation; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; negotiations and bankruptcy court actions with respect to Delphi's obligations to GM, negotiations with respect to GM's obligations under the pension benefit guarantees to Delphi employees, and GM's ability to recover any indemnity claims against Delphi; the pace of product introductions; market acceptance of the Corporation's new products; significant changes in the competitive environment and the effect of competition in the Corporation's markets, including on GM's pricing policies; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate. These factors may be revised or supplemented in future reports by GM to the SEC on Form 10-K, 10-Q or 8-K.

      We caution investors not to place undue reliance on forward-looking statements by GM. Except where expressly required by law, GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements.


                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  June 27, 2006                 By:  /s/PAUL W. SCHMIDT
                                     ---  ------------------
                                          (Paul W. Schmidt, Controller)